EXHIBIT B

                                Offer to Purchase

                        SEI OPPORTUNITY MASTER FUND, L.P.
                            One Freedom Valley Drive
                            Oaks, Pennsylvania 19456

                OFFER TO PURCHASE UP TO $9,000,000 IN OUTSTANDING
                          LIMITED PARTNERSHIP INTERESTS
                             DATED DECEMBER 20, 2004

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                  5:00 P.M., EASTERN TIME, ON JANUARY 25, 2005,
                          UNLESS THE OFFER IS EXTENDED

       THE LETTER OF TRANSMITTAL MUST BE RECEIVED BY SEI PRIVATE TRUST
        COMPANY BY 5:00 P.M., EASTERN TIME, ON TUESDAY, JANUARY 25, 2005

To the Investors of
SEI OPPORTUNITY MASTER FUND, L.P.:

SEI Opportunity Master Fund, L.P., a closed-end, non-diversified, management investment company organized as a Delaware limited partnership (the "Fund" or "we"), is offering to purchase on the terms and conditions described in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer") up to $9,000,000 in limited partnership interests in the Fund or portions thereof ("Interest" or "Interests," as context requires) pursuant to tenders by investors in the Fund ("Investors") at a price equal to their value as of March 31, 2005, if the Offer expires on January 25, 2005. If the Fund extends the tender period, the value of tendered Interests will be determined for the purpose of calculating their purchase price at the close of business on a valuation date adjusted to reflect the extension of the Offer. March 31, 2005 or, if a later date is established for determining the value of tendered interests, that later date, is referred to as the "Valuation Date." This Offer is being made to all Investors and is not conditioned on any minimum amount of Interests being tendered, but is subject to the conditions described below. Interests are not traded on any established trading market and are subject to strict restrictions on transferability under the Fund's Agreement of Limited Partnership dated as of June 30, 2003, as amended from time to time (the "Partnership Agreement").

The value of the Interests tendered in this Offer will likely change between November 30, 2004 (the last date on which the Fund's net asset value was calculated) and the Valuation Date. Investors tendering their Interests should also note that they will remain Investors with respect to the Interest tendered and accepted for purchase by the Fund through the Valuation Date. Investors may obtain the estimated value of their Interests by contacting their account service director.

Investors desiring to tender all or any portion of their Interests in accordance with the terms of the Offer must complete and sign the attached Letter of Transmittal and mail or fax it to the Fund in the manner described in Section 5 below.


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                                    IMPORTANT

NONE OF THE FUND, SEI FUNDS, INC., THE FUND'S GENERAL PARTNER (THE "GENERAL PARTNER"), SEI INVESTMENT MANAGEMENT CORPORATION, THE FUND'S INVESTMENT ADVISER (THE "ADVISER"), PACIFIC ALTERNATIVE ASSET MANAGEMENT COMPANY, LLC, THE FUND'S INVESTMENT SUB-ADVISER (THE "SUB-ADVISER"), OR ANY MEMBER OF THE BOARD OF DIRECTORS OF THE FUND (THE "BOARD") MAKES ANY RECOMMENDATION TO ANY INVESTOR AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING INTERESTS. INVESTORS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER INTERESTS, AND, IF THEY CHOOSE TO DO SO, THE PORTION OF THEIR INTERESTS TO TENDER.

BECAUSE EACH INVESTOR'S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS OWN FINANCIAL CIRCUMSTANCES, NO PERSON IS AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER INVESTORS SHOULD TENDER INTERESTS. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER THAT IS NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. YOU MUST NOT RELY ON ANY SUCH RECOMMENDATION OR INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY THE FUND.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED ON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

You may direct questions, requests for assistance and requests for additional copies of the Offer to SEI Private Trust Company, the Fund's custodian ("SPTC"):

                                        SEI Private Trust Company
                                        One Freedom Valley Drive
                                        Oaks, Pennsylvania  19456
                                        Attn:  STAS Team

                                        Fax:     (610) 676-2010



For telephone inquiries, please contact your account service director.


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                                TABLE OF CONTENTS

     1.  SUMMARY TERM SHEET....................................................1

     2.  BACKGROUND AND PURPOSE OF THE OFFER...................................3

     3.  OFFER TO PURCHASE AND PRICE...........................................3

     4.  AMOUNT OF TENDER......................................................4

     5.  PROCEDURE FOR TENDERS.................................................4

     6.  WITHDRAWAL RIGHTS.....................................................5

     7.  PURCHASES AND PAYMENT.................................................5

     8.  CERTAIN CONDITIONS OF THE OFFER.......................................6

     9.  CERTAIN INFORMATION ABOUT THE FUND....................................7

    10.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES...............................8

    11.  MISCELLANEOUS.........................................................8

    12.  FINANCIAL STATEMENTS..................................................8


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1. SUMMARY TERM SHEET. This is a summary of the features of the Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, you should read carefully this entire Offer to Purchase and the related Letter of Transmittal.

o As stated in the Fund's offering documents, we may purchase your Interest at its net asset value (that is, the value of the Fund's assets minus its liabilities, multiplied by the proportionate interest in the Fund you desire to tender) pursuant to tender offers. The Board has decided that the Fund should offer to purchase Interests in an amount up to $9,000,000. This Offer will remain open until 5:00 p.m., Eastern Time, on January 25, 2005, unless extended (the "Expiration Date").

o The value of the Interest will be calculated for this purpose on the Valuation Date, which is March 31, 2005 or any later date established in connection with any extension of the Offer. The Fund will review the value calculation of the Interests during the Fund's audit for its fiscal year ending March 31, 2005, which the Fund expects will be completed by the end of May 2005, and the audited value will be used to determine the final amount paid for tendered Interests.

o You may tender your entire Interest, a portion of your Interest defined as a specific dollar value or the portion of your Interest defined as the entire amount above the required minimum capital account balance subject to the conditions discussed below.

o If you tender your entire Interest, you will receive as consideration a non-transferable promissory note, which SPTC will hold on your behalf, entitling you to:

              (i) 90% of the unaudited net asset value of your Interest tendered and accepted by the Fund, estimated as of the Valuation Date (the "Initial Payment"), which will be paid to you in cash and/or securities, unless the existence of changes in tax or other laws or regulations or unusual market conditions result in a delay, within the later of one month after the Valuation Date or 10 business days after the Fund has received at least 90% of the aggregate amount withdrawn if the Fund has requested withdrawals of its capital from portfolio funds in order to fund the purchase of Interests; and

             (ii) a contingent payment (the "Contingent Payment") in cash and/or securities equal to the excess, if any, of (a) the net asset value of the Interest tendered and accepted by the Fund as of the Valuation Date (as may or may not be adjusted based upon subsequent revisions to the net asset values of the portfolio funds) over (b)the Initial Payment, which will be paid to you promptly after the completion of the Fund's next annual audit, plus interest on the Contingent Payment at a money market instrument or similar rate to be determined by the Board or the Adviser or the Board's other designee in such person's absolute discretion.

o If you tender only a portion of your Interest, you will receive as consideration a non-transferable promissory note, which SPTC will hold on your behalf, entitling you to the


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     unaudited net asset value of the portion of your Interest tendered and accepted by the Fund, estimated as of the Valuation Date, within the later of 35 days after the Valuation Date or 10 business days after the Fund has received sufficient funds to pay for the purchase of the Interests if the Fund has requested withdrawals of its capital from portfolio funds in order to fund the purchase of Interests.

o If you tender only a portion of your Interest, you must maintain a capital account balance of at least $25,000 as of the Valuation Date. We reserve the right to purchase less than the amount you tender if the amount you tender would cause your account in the Fund to have a value lower than the required minimum balance.

o If the Fund accepts the tender of your entire Interest or a portion of your Interest, your proceeds will be funded from one or more of the following sources: cash on hand (including cash received from contemporaneous investments in the Fund); withdrawals of capital from the portfolio funds in which the Fund invests; the proceeds of the sale of and/or delivery of portfolio securities held by the Fund; and/or borrowings. We do not presently intend to make any borrowings, however. See Section 7.

o Following this summary is a formal notice of our offer to purchase your Interest. You have the right to change your mind and withdraw any tender of your Interest until 5:00 p.m., Eastern Time, on the Expiration Date. You also have the right to withdraw the tender of your Interest at any time on or after February 18, 2005, assuming that the Fund has not yet accepted your Interest for purchase. Interests withdrawn before the Expiration Date may be re-tendered on or before the Expiration Date by following the same tender procedures described herein. See Sections 5 and 6.

o If you would like us to purchase your entire Interest or a portion of your Interest, you must complete, sign and either mail or fax the enclosed Letter of Transmittal to SPTC, at the address/fax number set forth on page
     (ii) of this Offer to Purchase, so that it is received before 5:00 p.m., Eastern Time, on January 25, 2005 (or if the Offer is extended, any later Expiration Date). If you choose to fax the Letter of Transmittal, please mail the original Letter of Transmittal to SPTC promptly thereafter (although the original does not have to be received before the Expiration
     Date). See Section 5.

o The value of your Interest may change between November 30, 2004 (the last date as of which net asset value of the Fund has been calculated) and the Valuation Date. If you would like to obtain the estimated net asset value of your Interest, which is typically calculated on the last business day of each month, contact SPTC at the address or fax number set forth on page
     (ii) of this Offer to Purchase. See Section 3.

o Please note that just as you have the right to withdraw your tender of an Interest, the Fund has the right to cancel, amend or postpone this Offer at any time before 5:00 p.m., Eastern Time, on January 25, 2005 (or if the Offer is extended, until any later Expiration Date). Also note that although the Offer, unless amended, will expire on January 25, 2005, you will remain an Investor in the Fund with respect to any Interest tendered and accepted for purchase by the Fund through the Valuation Date (expected to be March 31, 2005).


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o    If you elect to tender, it is your responsibility to, and we strongly recommend that you do, confirm receipt of your Letter of Transmittal with SPTC. See Section 5.

2. BACKGROUND AND PURPOSE OF THE OFFER. The purpose of this Offer is to provide liquidity to Investors who hold Interests, as contemplated by and in accordance with the procedures set forth in the Partnership Agreement. The Partnership Agreement, which was provided to each Investor in advance of subscribing for Interests, provides that the Board has the discretion to determine whether the Fund will purchase Interests from time to time from Investors pursuant to written tenders. You have also been advised that the Adviser expects that it will recommend to the Board that the Fund purchase Interests from Investors four times each year, as of the last business day of March, June, September and December. Because there is no secondary trading market for Interests and transfers of Interests are prohibited without prior approval, the Board has approved the Offer, after considering various matters, to provide liquidity for Interests as contemplated in the Partnership Agreement.

The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Investors who do not tender Interests. Investors who retain their Interests may be subject to increased risks due to the reduction in the Fund's aggregate assets resulting from payment for the Interests tendered. These risks include the potential for greater volatility due to decreased diversification. A reduction in the aggregate assets of the Fund may result in Investors that do not tender Interests bearing higher costs to the extent that some expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Interests are made by new or existing Investors on April 1, 2005 and thereafter from time to time. Payment for Interests purchased under this Offer may also require the Fund to liquidate portfolio holdings earlier than would otherwise have been done, potentially resulting in losses, increased investment-related expenses or increased taxes.

Interests that are tendered to the Fund in connection with this Offer will be cancelled, although the Fund may issue new Interests from time to time. The Fund currently expects that it will accept subscriptions for Interests on the first business day of each month, but is under no obligation to do so.

3. OFFER TO PURCHASE AND PRICE. Subject to the terms and conditions of the Offer, the Fund will purchase Interests in the Fund totaling up to $9,000,000 that are properly tendered by Investors and not withdrawn (in accordance with Section 6 below) before 5:00 p.m., Eastern Time, on the Expiration Date. The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 4 and 8 below. The purchase price of an Interest, or portion thereof, tendered and accepted for purchase will be net asset value as of the close of the Valuation Date, payable as set forth in Section 7. The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

As of the close of business on November 30, 2004, there was approximately
$62 million outstanding in capital of the Fund held in Interests (based on the estimated unaudited value of such Interests). Investors may obtain monthly estimated net asset value information until the Expiration Date of the Offer by contacting their account service director. The value of your


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Interest may change between November 30, 2004 (the last date on which the Fund's net asset value was calculated) and the Valuation Date.

4. AMOUNT OF TENDER. Subject to the limitations set forth below, Investors may tender their entire Interest, a portion of their Interest defined as a specific dollar value or the portion of their Interest defined as the entire amount above the required minimum capital account balance. An Investor that tenders only a portion of its Interest must maintain a capital account balance of at least $25,000 as of the Valuation Date. If an Investor tenders an amount that would cause the Investor's capital account balance to fall below $25,000 as of the Valuation Date, the Fund reserves the right to reduce the amount purchased from the Investor to maintain the minimum balance. The Offer is being made to all Investors and is not conditioned on any minimum amount of Interests being tendered.

If the amount of Interests properly tendered pursuant to the Offer and not withdrawn pursuant to Section 5 below is less than or equal to $9,000,000 (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Interests so tendered unless the Fund elects to suspend or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below. If more than $9,000,000 in Interests are duly tendered to the Fund before the Expiration Date and not withdrawn pursuant to Section 6 below, the Fund may, in its sole discretion, either (a) accept the additional Interests, (b) extend the offer, if necessary, and increase the value of Interests that the Fund is offering to purchase to a value it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended period, or (c) accept Interests tendered on or before the Expiration Date for payment on a PRO RATA basis based on the aggregate value of tendered Interests. The Offer may be extended, amended or suspended in various other circumstances described in Section 8 below.

5. PROCEDURE FOR TENDERS. If you wish to tender Interests pursuant to the Offer, you should mail or fax a completed and executed Letter of Transmittal to SPTC at the address or to the fax number set forth on page (ii). SPTC must receive the completed and executed Letter of Transmittal, to the attention of STAS Team, either by mail or by fax, no later than 5:00 p.m., Eastern Time, on the Expiration Date. An Investor choosing to fax a Letter of Transmittal to SPTC must also send or deliver the original completed and executed Letter of Transmittal to SPTC promptly thereafter.

The Fund recommends that all documents be submitted to SPTC in the enclosed, postage paid envelope via certified mail, return receipt requested, or by facsimile transmission. Investors wishing to confirm receipt of a Letter of Transmittal may contact SPTC at the address or fax number set forth on page (ii) or call their account service director. The method of delivery of any documents is at the election and complete risk of the Investor tendering an Interest including, but not limited to, the failure of SPTC to receive any Letter of Transmittal or other document submitted by facsimile transmission. The Fund will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders, in its sole discretion, and the Fund's determinations will be final and binding.

The Fund reserves the absolute right to reject any or all tenders that it determines are not in the appropriate form or that the acceptance of or payment for would, in the opinion of counsel for


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the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interest or any particular Investor, and the Fund's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with a tender must be cured within such time as the Fund determines. Tenders will not be deemed to have been made until the defects or irregularities relating to that tender have been cured or waived. None of the Fund, SPTC, the Adviser, the Sub-Adviser or the Board is obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

6. WITHDRAWAL RIGHTS. Any Investor tendering an Interest pursuant to this Offer may withdraw such tender at any time prior to or on the Expiration Date and any time on or after February 18, 2005, assuming the Fund has not yet accepted the Investor's Interest for purchase. To be effective, any notice of withdrawal must be timely received by SPTC at the address or fax number set forth on page (ii). A form of notice of withdrawal of a tender is available by calling your account service director. The Fund will determine all questions as to the form and validity (including time of receipt) of notices of withdrawal, in its sole discretion, and such determinations will be final and binding. Interests tendered and subsequently properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Interests may be tendered again before 5:00 p.m., Eastern Time, on the Expiration Date by following the procedures described in Section 5.

7. PURCHASES AND PAYMENT. For purposes of the Offer, the Fund will be deemed to have accepted (and thereby purchased) Interests that are tendered as, if and when it gives written notice to the tendering Investors of its election to purchase such Interest.

For any Investor that tenders its entire Interest, payment of the purchase price will consist of a non-transferable promissory note, which SPTC will hold on the Investor's behalf, entitling it to:

              (i) the Initial Payment, defined as 90% of the unaudited net asset value of the Interest tendered and accepted by the Fund, estimated as of the Valuation Date, which will be paid to the Investor in cash and/or securities, unless the existence of changes in tax or other laws or regulations or unusual market conditions result in a delay, within the later of one month after the Valuation Date or 10 business days after the Fund has received at least 90% of the aggregate amount withdrawn if the Fund has requested withdrawals of its capital from portfolio funds in order to fund the purchase of Interests; and

             (ii) the Contingent Payment, defined as cash and/or securities equal to the excess, if any, of (a) the net asset value of the Interest tendered and accepted by the Fund as of the Valuation Date (as may or may not be adjusted based upon subsequent revisions to the net asset values of the portfolio funds)over (b) the Initial Payment, which will be paid to the Investor promptly after the completion of the Fund's net annual audit, plus interest on the Contingent Payment at a money market instrument or similar rate to be determined by the Board or the Adviser or the Board's other designee in such person's absolute discretion.


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For any Investor that tenders only a portion of its Interest, the Investor will receive as consideration a non-transferable promissory note, which SPTC will hold on the Investor's behalf, entitling it to the unaudited net asset value of the portion of the Interest tendered and accepted by the Fund, estimated as of the Valuation Date, within the later of 35 days after the Valuation Date or 10 business days after the Fund has received sufficient funds to pay for the purchase of the Interests if the Fund has requested withdrawals of its capital from portfolio funds in order to fund the purchase of Interests.

The Fund expects the purchase price for Interests acquired pursuant to the Offer, which will not exceed $9,000,000 (unless the Fund elects to purchase a greater amount), will be derived from: (a) cash on hand; (b) withdrawal of capital from one or more of the portfolio funds in which the Fund invests; (c) the proceeds of the sale of securities and portfolio assets held by the Fund; and/or (d) possibly borrowings, as described below. The Fund will segregate, with its custodian, cash or U.S. government securities or other liquid securities equal to the value of the amount estimated to be paid under the promissory notes as described above. None of the Fund, the Board, the Adviser or the Sub-Adviser has determined at this time to borrow funds to purchase Interests tendered in connection with the Offer. However, depending on the dollar amount of Interests tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to fund any portion of the purchase price, subject to compliance with applicable law, through borrowings. The Fund expects that the repayment of any amounts borrowed will be financed from additional funds contributed to the Fund by existing and/or new Investors, withdrawal of capital from the portfolio funds in which it invests or from the proceeds of the sale of securities and portfolio assets held by the Fund.

8. CERTAIN CONDITIONS OF THE OFFER. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Investors of the extension. If the Fund elects to extend the tender period, for the purpose of determining the purchase price for the tendered Interests, the net asset value of the Interests will be determined as of the close of business on the next occurring last business day of a calendar month that is at least 65 days from the date on which the Offer expires, or such other date as the Fund may establish as the Valuation Date. The purchase price of an Interest tendered by any Investor will be the value of the Interest as of the close of business on the Valuation Date (March 31, 2005, or any later date as corresponds to any extension of the Offer). During any extension, all Interests previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel or suspend the Offer in the circumstances set forth in the following paragraph and in the event of such cancellation or suspension not to purchase or pay for any Interests tendered pursuant to the Offer; (b) amend the Offer; and/or (c) postpone the acceptance of Interests tendered. If the Fund amends the Offer or postpones the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Investors.

The Fund may cancel or suspend the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund's investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (b) there is, in the judgment of the Board, any (i) legal action or proceeding instituted or threatened challenging the Offer or


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otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions,
(iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities, terrorist action or other international or national calamity or Act of God directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Investors if Interests tendered pursuant to the Offer were purchased; or (c) the Board determines that it is not in the best interest of the Fund to purchase Interests pursuant to the Offer. There can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

9. CERTAIN INFORMATION ABOUT THE FUND. The Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified, management investment company. It is organized as a Delaware limited partnership. SEI Funds, Inc., a Delaware corporation, is the Fund's general partner. The directors of the Fund are George Sullivan, Nina Lesavoy and Robert Nesher. The address of the Fund, the General Partner, and each of the directors of the Fund is One Freedom Valley Drive, Oaks, Pennsylvania 19456. The Fund's business telephone number is (610) 676-1114. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Partnership Agreement.

None of the Fund, the General Partner, the Adviser, the Sub-Adviser, the Board, the General Partner's executive officers and directors or any executive officer or director of any person ultimately in control of the General Partner has any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Interests (other than the Fund's intention to accept subscriptions for Interests on the first business day of each fiscal period) or the disposition of Interests; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Fund; (c) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (d) any change in the identity of the Fund's Board, or the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of the members of the Board or to fill any existing vacancy on the Board; (e) a sale or transfer of a material amount of assets of the Fund (other than as the Board determines may be necessary or appropriate to fund any portion of the purchase price for Interests acquired pursuant to this Offer or in connection with ordinary portfolio transactions of the Fund); (f) any other material change in the Fund's structure or business, including any plans or proposals to make any changes in its fundamental investment policies for which a vote would be required by Section 13 of the 1940 Act; or (g) any changes in the Partnership Agreement or other actions that may impede the acquisition of control of the Fund by any person.

The Fund understands that its private feeder fund may tender a portion of its Interests to the Fund in response to, and on the terms of, the Offer. The


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Offshore Fund's assets consist primarily of its Interests in the Fund. The
Offshore Fund will use the proceeds to finance its own offer to purchase participating shares from its investors pursuant to a simultaneous tender offer.

10. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a general summary of the federal income tax consequences of the purchase of Interests by the Fund from Investors pursuant to the Offer. Investors should consult their own tax advisors for a complete description of the tax consequences of a purchase of their Interests by the Fund pursuant to the Offer.

In general, an Investor from whom an Interest is purchased by the Fund will be treated as receiving a distribution from the Fund. Such Investors generally will not recognize income or gain as a result of the purchase, except to the extent (if any) that the amount of money received by the Investor exceeds such Investor's then adjusted tax basis in such Investor's Interest. An Investor's basis in such Investor's remaining Interest will be reduced (but not below zero) by the amount of money received by the Investor from the Fund in connection with the purchase. An Investor's basis in such Investor's Interest will be adjusted for income, gain or loss allocated (for tax purposes) to such Investor for periods through the Valuation Date. Money distributed to an Investor in excess of the adjusted tax basis of such Investor's Interest is taxable as capital gain or ordinary income, depending on the circumstances. An Investor whose entire Interest is purchased by the Fund may recognize a loss, but only to the extent that the amount of money received from the Fund is less than the Investor's then adjusted tax basis in the Investor's repurchased Interest. In the unlikely event that the Fund uses securities rather than cash as consideration, there would be different tax consequences.

11. MISCELLANEOUS. The Offer is not being made to, nor will tenders be accepted from, Investors in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Investors from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes information relating to the Offer. A copy of this statement may be obtained from the Fund by contacting SPTC at the address or fax number set forth on page (ii) or from the Securities and Exchange Commission's internet web site, http://www.sec.gov. For a fee, a copy may be obtained from the public reference office of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

12. FINANCIAL STATEMENTS. Reference is made to the following financial statements of the Fund, which the Fund has prepared and furnished to Investors pursuant to Rule 30d-1 under the 1940 Act and filed with the Securities and Exchange Commission pursuant to Rule 30b2-1 under the 1940 Act.

      a. Audited financial statements for the period of October 1, 2003 (commencement of operations) to March 31, 2004, which were filed on EDGAR on Form N-CSR on June 9, 2004.

      b. Unaudited financial statements for the six month period ended September 30, 2004, which were filed on EDGAR on Form N-CSR on December 7, 2004.


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